As filed with the Securities and Exchange Commission on October 15, 2008

     Registration No. 000–53373

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM 10

GENERAL FORM FOR REGISTRANTS OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

RxBids

(Exact name of registrant as specified in its charter)

                              Nevada                                                             20-1226081

            (State or other jurisdiction of                              (I.R.S. Employer Identification No.)

             incorporation or organization)

  4955 South Durango, Suite 223, Las Vegas, Nevada 89113

Address of principal executive officers) (Zip Code)

Registrant’s telephone number, including area code: (866) 604-7203

Securities to be registered pursuant to Section 12(b) of the Act:

  Title of each class                                                                    Name of each exchange on which

  to be so registered                                                                     each class is to be registered

           N/A                                                                                                    N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.01 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if smaller reporting company)

Rx Bids

FORM 10

TABLE OF CONTENTS

PAGE

Item 1.	Business	3
Item 1A.	Risk Factors	6
Item 2.	Financial Information	12
Item 3.	Properties	14
Item 4.	Security Ownership of Certain Beneficial Owners and Management	14
Item 5.	Directors and Executive Officers	15
Item 6.	Executive Compensation	17
Item 7.	Certain Relationships and Related Transactions and Director Independence	17
Item 8.	Legal Proceedings	18
Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and
	Related Stockholder Matters	18

Item 10.	Recent Sales of Unregistered Securities	20
Item 11.	Description of Registrant’s Securities to be Registered	20
Item 12.	Indemnification of Directors and Officers	21
Item 13.	Financial Statements and Supplementary Data	21
Item 14.	Changes in and Disagreements with Accountants on Accounting and
Financial Disclosures	21
Item 15.	Financial Statements and Exhibits	22
Signatures	S-1

To simplify the language in this registration statement, RxBids is referred to herein as “RxBids”, “Company”, “we”, “our” or similar terms.

Item 1.	Business

History

     RxBids was incorporated on June 8, 2004 under the laws of the State of Nevada for the purpose of saving money for individual consumers on prescription medications.

     On June 8, 2007, we commenced an initial public offering of a maximum 2,000,000 shares of our common stock at the offering price of $0.25 per share, with a minimum offering of 400,000 shares. The offering was registered and sold exclusively in the State of Nevada pursuant to Regulation D, Rule 504 under the Securities Act of 1933. A total of 414,400 shares was sold pursuant to the offering for gross proceeds of $103,600. The offering was closed on December 27, 2007.

     RxBids is voluntarily filing this registration statement in order to make information concerning itself more readily available to the public. As a result of filing this registration statement, we become obligated to file with the SEC certain interim and periodic reports, including an annual report containing audited financial statements.

     Our principal executive offices are located at 4955 South Durango, Suite 223, Las Vegas, Nevada 89113 and our telephone number is (866) 604-7203.

Business of RxBids

     We maintain a website (rxbids.com) that allows an individual the opportunity to put their medical prescription “up for bid” and have multiple pharmacies bid down the price of a prescription. We accept hard copy prescriptions from doctors that can be called in, faxed or mailed by the physicians. Patients must mail their original prescription to RxBids. Once the prescription has been verified to be correct and authentic, the prescription is assigned an identification number to protect the individual patient’s identity. Next, the prescription will post on our website for licensed pharmacies to bid on. An individual’s information is secure and protected until the bidding pharmacy wins the lowest bid. Once the bidding has timed out, the pharmacy posting the lowest bid price is awarded the individual’s information and will fill the prescription.

     RxBids is not an on-line pharmacy, rather we act as a conduit between consumers and pharmacies. We do not act as a supplier nor do we handle or sell prescription drugs, although we work with several independent pharmacies. Account creation for individuals is simple and there is no cost to sign up. There is no charge for pharmacies to sign up for bidding, but each pharmacy must be in good standing with its individual state board of pharmacies and be licensed in the state where they will be filling and shipping prescriptions. Also, each pharmacy must maintain a toll-free telephone number so that individuals may contact them during normal business hours. By affiliating with several pharmacies that will submit bids on prescriptions, RxBids is able to offer consumers the opportunity to fill prescriptions at the lowest possible cost.

     We have completed initial development of our website and have experienced only minor problems in use and navigation. The site is operating and has performed well, but we will continue to monitor and update the site as necessary. Monthly maintenance costs for the site are approximately $750 payable to Rack Space.

     RxBids receives a fee of 10% of the gross sales amount of the total price of prescriptions filled direct from the pharmacy that wins the bid and fills the prescription for the customer. The pharmacies that bid on the customers prescriptions have the 10% built into their bids and pay the fee directly to the Company. We do not receive a payment of any form directly from any customers.

     As “traffic” to our website increases, it is our objective to solicit other business to advertise on the RxBids website with their own advertising. Currently we do not receive any compensation from other businesses advertising on the site and cannot, with any certainty, predict when or if such revenues will develop.

Marketing

     Management recognizes that in order for our company to be successful, we must market our name and introduce our services to a broad segment of the population. We recently began a regional advertising campaign in the southwest portion of the United States, specifically in Nevada, California and Arizona. We intend to launch a series of one and two minute television ads to promote our name and services and to seek direct response. These ads will be aired during demographically determined programming and offer the viewer the option to respond online or by telephone. Management believes that these ads will help RxBids to be identified as a name brand in the online prescription space. We are also exploring other methods to brand our name and promote the use of our website including additional media campaigns, radio, print and a TV infomercial. In addition to generating potential sales, management believes that the advertising campaign will increase name exposure enabling our marketing efforts to be successful.

     We currently anticipate that our marketing efforts will take two different, but related directions, each intended to enhance the other. We will pursue both new customers and additional suppliers (pharmacies). Management believes that as our customer base increases, a larger number of pharmacies will recognize the opportunity to reach additional customers. As new pharmacies sign on to be RxBids suppliers, we expect more aggressive pricing and lower costs to the customers.

     Because of consumer concerns about increasing healthcare costs, we believe consumers are becoming more cost conscious and are looking to save on prescriptions. In an effort to keep insurance costs low, many groups have cut or eliminated the prescription drug benefit as part of their group health plan. Management believes that we can assist members of these groups in securing lower prescription costs. Accordingly, we plan to make presentations to employee groups, fraternal organizations and professional trade groups in order to attract new customers.

     We launched our initial ad campaign in January of 2008 with a test market in Reno, Nevada by running a one-minute television advertisement as a test market. Our objective was twofold; first, we wanted to see if the advertisement would attract customers; and second, the traffic to the website would determine if the site was fully functioning. Traffic count increased and the website preformed well. We spent $5,448 to run 100 total one-minute spots in January and February. Once it was determined that the website would handle traffic and function as planned, we moved to the Las Vegas market with a series of radio ads with KNUU 970 AM. We ran 170 sixty second spots spending a total of $2,550. We also launched a television campaign on the local ABC affiliate in Las Vegas, KTNV channel 13. In association with their “Health Connections” link on the KTNV website, a commercial was produced and thirty second spots were purchased. As of June 30, 2008, we have spent a total of $6,500 for approximately 75 thirty-second spots.

     Advertising response is measured in terms of traffic and both immediate and residual business. As traffic to the website increases, the number of “hits” can be correlated to the time the spots run. The campaign is not totally successful in that a large number of visitors to the site do not register, or if they do register, do not get their prescriptions filled. We are currently evaluating future marketing alternatives, but will no doubt continue some type of media campaign in addition to a stepped up personal contact campaign to benefit from the media campaign.

     To introduce our services to prospective pharmacies, we will initially use direct contact, direct mail and print ads in trade publications. To date we have secured nine pharmacies to participate in bidding on consumer prescriptions. Management believes that nine pharmacies are adequate given the number of customers that currently use the site. As more customers sign up, we anticipate launching a direct mail campaign together with personal contact, which is how we solicited current participating pharmacies. We currently have no plans to add new pharmacies until additional business develops.

Backlog

     We currently do not have a backlog for any of our services.

Proprietary Rights

     The Company has secured a registered trademark for RxBids® and RxBids.com. We also intend to apply for additional trademarks or patents for intellectual property associated with our software, but no determination has been made as to what extent the software can be protected. We will continue to pursue additional protections for our intellectual property as we develop new software and as funds permit.

Research and Development

     Research and development costs related to our website, software and proprietary technology are booked as incurred and included in operating expenses. During 2006 and 2007, we directed research and development activities toward developing our website at RxBids.com. Research and development costs totaled approximately $9,655 and $25,295 for the fiscal years ended December 31, 2006 and 2007, respectively. For the current fiscal year ending December 31, 2008, we anticipate spending approximately $12,000 for research and development primarily relating to the operational functionality and look and feel of the website. These services were performed by the Company’s website developer SBS-TECH of New Delhi, India. Management does not anticipate the need for any material changes in the website in the foreseeable future.

Employees

     The Company currently has one salaried employee who is overseeing the general operations and contacting prospective suppliers. As we are able to sign up more pharmacies and customers, we intend to add additional employees as business warrants, however, management does not foresee any immediate need to add employees.

     We do not have any employment contracts, there are no collective bargaining agreements and none are anticipated in the immediate future. As future business dictates and more employees are added, management will evaluate various types of benefits for employees, but benefits will be offered only at such time in the future when justified by revenues.

Competition

     We face competition from a variety of sources including traditional pharmacies, Internet and mail order pharmacies, both domestic and foreign. Our primary competition includes major national, regional and local pharmacies such as Walgreen’s, Wal-Mart, Costco, Rite Aid and CVS. All of these companies are larger, better capitalized, have longer operating histories and will be in direct competition with us unless we can build a strategic alliance with one or more of these companies, whereby they become “bidding pharmacies.” We have not attempted and no attempt is anticipated to approach any of these major companies until we have a sufficient client base to attract large pharmacies to bid on our customers’ prescriptions.

     We are aware of one competing website that does online prescription auctions. BidRx is a private company that operates a secure internet website that links consumers with pharmacies, manufacturers, prescribers and payers. Because of the relative ease of entry into this business, we believe that other competitors could enter the marketplace at any time.

     Because of the large number on Internet pharmacies to choose from, we believe they represent considerable competition to the price conscious buyer. However, because some of these businesses operate from anonymous locations, both inside and out of the United States, there may be safety concerns about the source and quality of the drugs offered through these sites. Also, many mail order pharmacies currently operate outside the United States, which may give rise to the same safety concerns. Our goal is to distinguish RxBids from these online and mail order pharmacies and our future success or failure may depend upon our ability to set ourselves apart from online and mail order pharmacies. Also, the large number of foreign pharmacies will offer substantial competition.

Facilities

     The Company is currently using as its principal place of business, an office located at 4955 South Durango, Suite 223, Las Vegas, Nevada 89113. The facilities consist of approximately 1,670 square feet of office space and are leased on a monthly basis at the rate of $3,189 per month. Management believes the facilities are adequate of current operations, but will consider expanding or securing additional facilities as business warrants and necessary funds are available.

Government Regulations

     The marketing and sale of prescription drugs are tightly regulated by the Food and Drug Administration as well as various other federal and state agencies. In the opinion of management, the burden of conformity to these regulations lies with the pharmacies. RxBids is not a drug manufacturer, pharmacy or seller of pharmaceutical supplies, but rather we act as a facilitator between the consumer and the pharmacy. Accordingly, we do not believe that our company is subject to the same regulations as a pharmacy. We also believe that we are in compliance with applicable regulations that apply to businesses operating an Internet website.

Industry Segments

     No information is presented regarding industry segments. We are a development stage company engaged in providing consumers the opportunity to obtain their prescription drugs at a lower price. Reference is made to the statements of income included herein in response to Item 13 of this Form 10 for a report of the Company's operating history for the past two fiscal years.

Item 1A.	Risk Factors

Risk Factors Related to Our Business

     We are subject to certain substantial risks inherent in our business and set forth or referred to herein. Before considering an investment in our common stock, prospective investors should carefully consider, among other potential risks, the following risk factors as well as all other information set forth or referred to herein. An investment in our shares involves a high degree of risk. If any of the following events or outcomes actually occur, business operating results and financial condition would likely suffer. As a result, the trading price of our common stock could decline and an investor may lose all or part of the money they invested in our shares.

We have a limited operating history and have not recorded revenues or profits since inception. Continuing losses may exhaust capital resources and force us to discontinue operations.

     RxBids was formed in 2004 and since that time we have completed work on our website and launched a marketing campaign. Because we have not shown significant revenues, we are considered a development stage Company. Development stage companies are inherently more risky than established companies. Because there is no earnings history and no assurance can be given that future revenues will develop, our potential profitability is questionable. Should costs exceed management expectations or revenues fall short of projections, the negative effect on the Company would be substantial and our future would be questionable.

The success of future operations depends on our ability to generate revenues from consumers using our website to purchase their prescriptions, which may be subject to many factors.

     Our website has only recently become operational and the ability to generate revenues and profits in the future depends on many factors, including the following:

•     Our ability to sign a sufficient number of pharmacies to be RxBids suppliers that will give prospective customers the opportunity to receive the lowest possible price for their prescriptions;

•     our ability to introduce our service to consumers and have them sign up to use the website;

•     our ability to develop new advertising marketing strategies to attract new suppliers and consumers;

•     our ability to compete with existing and new entities that offer the same or similar services, including, but not limited to on-line pharmacies;

•     the costs of maintaining and expanding operations; and

•     our ability to attract and retain a qualified work force.

     We cannot assure you that we will achieve or maintain any of the foregoing factors or realize profitable operations in future.

We have not made an independent market analysis for the services offered by RxBids and there can be no assurance that the business will be successful.

     RxBids was founded by Mack Bradley, our current President. Mr. Bradley believed that there was a need for a service that could offer customers a competitive environment for the purchase of prescriptions, but Mr. Bradley did not perform a feasibility study nor did he commission anyone else to do so. Because there has not been a market analysis made for our business, we have no evidence to support the potential demand for our services or that our business can be successful.

Future operating results are difficult to predict.

     We may experience significant quarter-to-quarter fluctuations in revenues and net income (loss). Initially, we will be dependent on the number of pharmacies and consumers that use our service, which may fluctuate greatly during the year. Thus, we believe that quarter-to-quarter comparisons of historical operating results will not be a good indication of future performance. It is likely that in some future quarter, operating results may fall below expectations of securities analysts and investors, which would have negative impact on the price of our common stock.

There are many forms of competition that we must recognize and successfully address if we are to succeed. If we are unable to compete with other companies offering the same or similar services, our business could fail.

     Management is aware of one other company, BidRx, that is offering online prescription auctions. BidRx is a private company and operates an internet website. However, we realize that because of the ease of entry into our business due to the low cost of website development and the ability to operate without inventory, other competitors could enter the marketplace at any time and could add to our competition.

     We are in direct competition with many national, regional and local pharmacies such as Walgreen’s, Wal-Mart, Costco, Rite Aid and CVS. Without exception all of these companies are better capitalized, have longer operating histories and will be competing with us unless we can build a strategic alliance with one or more of these companies and have them become “bidding pharmacies.” We will not attempt to approach any of these companies until we have a sufficient client base to attract large pharmacies to bid on prescriptions. There are also numerous Internet pharmacies and mail order pharmacies that are in direct competition with RxBids. Many of these pharmacies are small, little known companies, some of which operate outside the United States. Management believes that the uniqueness of RxBids’ auction process to attain a lower price for consumers, will make it possible for us to compete with many of these companies. However, if we fail to address competitive developments quickly and effectively, we will not be able to grow our business or remain a viable entity.

Government regulations and stringent controls may be costly and time consuming as we develop our website and business.

     The pharmaceutical industry is one of the most regulated industries in the United States. Management has secured the permission of the Nevada State Pharmaceutical Board to operate in Nevada. We have not sought to move into other states, but believe that the Company is not subject to regulation of any state or federal agency because we are not a pharmacy or a manufacturer of drugs. There is a possibility that state or federal agencies could challenge this position, which could be financially devastating and could result in substantial legal costs or in our discontinuing operations.

Our business is highly dependent on computers and the Internet and any sustained interruption due to technical difficulties would be costly and have a negative affect on results of operations.

     Computers and the Internet play an integral active role in our business. If we experience a serious computer malfunction or there is a sustained disruption of our Internet service, our business would most likely be negatively and severely impacted. In the event of a serious computer malfunction, we could lose important work and client records that could result in a loss of revenues, lost billings and/or legal actions against the Company.

We may be unable to protect our software or intellectual property adequately or cost effectively.

     RxBids has a registered trademark for its identity, but currently has no other protection for its intellectual property. Our future success depends, in part, on our ability to protect and preserve proprietary rights related to our software. We are pursuing protection for that portion of our business that can be protected, namely the portion of our software that is or may be proprietary. We will endeavor to protect our proprietary intellectual property to the extent of our limited resources. We will continue to pursue additional protections for our intellectual property as we develop new software and related products and enhance existing products. Enforcing intellectual property rights could be costly and time-consuming and could distract management’s attention from operating business matters.

Our intellectual property may infringe on the rights of others, resulting in costly litigation.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly the filing of suits alleging infringement of intellectual property rights. Other companies or individuals may allege that our software and programs infringe on their patents or other intellectual property rights. Litigation, particularly in the area of intellectual property rights, is costly and the outcome is inherently uncertain. If we become engaged in such litigation and lose, we could be liable for substantial damages, be forced to revise our software, discontinue the use of the subject matter in question, obtain a license to use those rights and/or develop non infringing alternatives. Any of these results would increase cash expenditures and adversely affect our financial condition. Should we become involved in such a suit, there is no way to determine the outcome.

We do not carry liability insurance and any action or suit against our company could result in substantial expense and loss.

     We do not presently carry any product liability or general business liability insurance. It is the belief of management that liability insurance is not available at a cost that the Company could presently afford. Given the litigious nature of American business, lawsuits are possible. The potential risk to the Company and shareholders is impossible to determine. Management believes that liability rests clearly with the pharmacies and doctors who prescribe and distribute the medications. However, any lawsuit against the Company could result in substantial expenses and could be financially devastating in the event we would lose.

Our future success depends on retaining existing key employees and hiring and assimilating new key employees.

     Our officers and directors are experienced in various aspects of the business, but none have had any direct experience in an online auction site. In order to achieve success, we must retain our current officers and also be able to attract new, qualified personnel as needed. We anticipate securing key employees by using employment contracts, although we currently have no such agreements. Our ability to attract and retain key personnel is influenced by a variety of factors, including compensation, which could be adversely affected by our financial or market performance. It would be difficult for us to replace key individuals. Additionally, as we grow we will need to hire additional qualified key personnel. We may not be able to identify and attract high quality employees or successfully assimilate new employees into our existing management structure.

     Management will devote only minimal time to the Company.

     The Company’s officers and directors have other obligations and demands upon their time and efforts. Until such time as business warrants, we must rely on part time management which could result in a conflict of interest. Our management will endeavor to resolve such conflicts in favor of the Company to insure its ultimate success, but potential investors in our shares should weigh the impact of such conflicts.

We may not be able to manage future growth effectively, which could adversely affect our operations and financial performance.

     The ability to manage and operate our business as we execute our development and growth strategy will require effective planning. Significant rapid growth could strain management and internal resources that could adversely affect financial performance. We anticipate that future growth could place a significant strain on personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require attracting, training, motivating, retaining and managing new employees and continuing to update and improve operational, financial and management controls and procedures. If we do not manage growth effectively, our operations could be adversely affected resulting in slower growth and a failure to achieve or sustain profitability.

If we are unable to raise additional capital in the future, we may not be able to achieve our desired operating objectives and our business could fail.

     The survival of our company may, at some time, depend upon additional financing. No assurance can be made that such financing would be available on acceptable terms or at all. Any future financing may be in the form of debt or equity. Debt financing could be a loan from an individual or financial institution. Such loans could put the Company at risk for amounts greater than its assets and, if such a loan is not promptly repaid, could result in bankruptcy. In such case, our common stock would most likely become worthless. Equity financing could take the form of either a private placement or a secondary public offering. No assurance can be given that such an offering would be successful if attempted. Even if such an offering were to be successful, our existing stockholders would most likely experience additional dilution.

As a reporting company under the Securities Exchange Act of 1934, our cost of doing business will increase significantly because of necessary expenses, including compliance with SEC reporting requirements.

     Pursuant to the regulations under the Exchange Act, we will incur significant legal, accounting and other expenses to comply with certain SEC requirements, in particular, the Sarbanes-Oxley Act of 2002. Sarbanes-Oxley and other rules implemented by the SEC, require management to assess its internal controls over financial reporting and require auditors to attest to that assessment. Current regulations require us to include this assessment and attestation in our annual report on Form 10-K.

     Management will need to invest significant time and energy to stay current with the requisite reporting responsibilities of the Exchange Act, which will limit their time they can apply to other tasks associated with operating company business. Management estimates that compliance with the Exchange Act reporting requirements will cost in excess of $25,000 annually. This is in addition to other cost of doing business. It is important that we maintain adequate cash flow, not only to operate our business, but also to pay the legal and accounting costs associated with reporting requirements. If we fail to pay these costs as such costs are incurred, we could become delinquent in our reporting obligations and our shares may no longer remain qualified for quotation on a public market, if one should develop. Further, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.

     The Company’s auditors have expressed a going concern opinion.

     Our independent auditors include a statement in their report to our financial statements that certain matters regarding the Company raise substantial doubt as to our ability to continue as a going concern. Note A to the financial statements states that our ability to continue as a going concern is dependent upon our ability to raise capital and use the funds to market our Internet prescription service to the point that revenues cover operating expenses. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Risks Relating to Ownership of Our Common Stock

There is not currently, nor has there ever been, a public trading market for our common stock

     Following the filing of this registration statement with the SEC, we intend to request a broker/dealer to make an initial application to the Financial Industry Regulatory Authority to have our shares quoted on the OTC Bulletin Board. Inclusion on the OTC Bulletin Board would permit price quotations for our shares to be published by that service. However, we do not anticipate a substantial public trading market in our shares in the immediate future.

     Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following acceptance by the OTC Bulletin Board or at any other time in the future or, that if such a market does develop, that it can be sustained. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, we must keep current in our filing obligations with the SEC, including periodic and annual reports and the financial statements required thereby. In the event that we become delinquent in our filings or otherwise lose our status as a "reporting issuer," any future quotation of our shares on the OTC Bulletin Board would be jeopardized.

     A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state. Whether stockholders may trade their shares in a particular state is subject to various rules and regulations of that state.

In the event our shares are quoted in a public market, the stock price may be volatile and subject to numerous factors.

     There can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or other recognized trading market, or that if they are, there will be an active trading market for the shares. Accordingly, it could be difficult for holders of our common stock to liquidate their shares. Any trading market that may develop will most likely be very volatile and subject to numerous factors, many beyond our control. Some of the factors that may influence the price of our shares are:

     •     our failure to achieve and maintain profitability;

     •     changes in earnings estimates and recommendations by financial analysts;

     •     actual or anticipated variations in our quarterly and annual results of operations;

     •     changes in market valuations of similar companies;

     •     announcements by us or our competitors of significant contracts, new products or services, acquisitions, commercial relationships, joint ventures or capital commitments;

     •     the loss of a significant supplier; and

     •     general market, political and economic conditions.

     In the past, following periods of extreme volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management's time and attention, which would otherwise be used to benefit our business.

     Effective voting control of our company is held by directors and certain principal stockholders.

     Approximately 48.9% of our outstanding shares of common stock are held by our directors and a small number of principal stockholders. These persons have the ability to exert significant control in matters requiring a stockholder vote and may have interests that conflict with other stockholders. As a result, a relatively small number of stockholders acting together, have the ability to control all matters requiring stockholder approval, including the election of directors and approval of acquisitions, mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We do not expect to pay dividends in the foreseeable future, which could make our stock less attractive to potential investors.

     We anticipate that we will retain any future earnings and other cash resources for operation and business development and do not intend to declare or pay any cash dividends in the foreseeable future. Any future payment of cash dividends will be at the discretion of our Board of Directors after taking into account many factors, including operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

If our shares eventually trade on the OTC Bulletin Board, transactions may be subject to certain "penny stock” regulation which could have a negative effect on the price of our shares in the public market.

     Public trading of our common stock on the OTC Bulletin Board may be subject to certain regulations commonly referred to as penny stock rules. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to make a special suitability determination for purchasers of penny stocks and to receive the purchaser's prior written consent to the transaction. A broker-dealer may also be required to deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

     Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares. These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the price at which our shares trade. Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Future sales or the potential for sale of a substantial number of shares of our common stock, could cause our market value to decline.

     We currently have outstanding 5,274,400 shares of common stock, of which 4,860,000 shares are considered restricted securities and may be sold only pursuant to a registration statement or the availability of an appropriate exemption from registration. Sales of a substantial number of these restricted shares in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and materially impair our ability to raise capital through the sale of additional equity securities.

Item 2.	Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The following information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Form 10.

Liquidity and Capital Resources

We realized gross proceeds of $103,600 from our common stock offering that closed in December 2007. We have used the majority of these proceeds to complete development of our website and to commence advertising to promote and market our medical prescription auction service. At of June 30, 2008, we had available cash of $54,283 compared to $82,977 at December 31, 2007. We anticipate that current funds will adequately sustain operations for the next six months. If at the end of this period we have not begun to realize sufficient revenues to fund ongoing operations, we will have to consider new sources of financing. We do not currently have any arrangements or plans for future financing and there is no assurance that we will be able to secure financing on favorable terms or at all.

At June 30, 2008, we had total current assets of $54,288, primarily in cash, and total current liabilities of $47,452 consisting of accounts payable and accrued expenses. At December 31, 2007, we had total current assets of $83,110, primarily in cash, and total current liabilities of $4,234 in accounts payable and accrued expenses. Working capital at June 30, 2008 was $6,836 compared to $78,876 at December 31, 2007. This decrease in working capital for the first six months of 2008 is primarily due to the 35% decrease in cash, and increase in accounts payable and accrued expenses from $4,234 on December 31, 2007 to $47,452 on June 30, 2008. The decrease in working capital was partially offset by $45,000 in proceeds from the issuance of common stock during the period. At June 30, 2008, we had total assets of $54,486 and stockholders’ equity of $7,034, compared to total assets of $83,418 and stockholders' equity of $79,184 at December 31, 2007.

Net cash used by operating activities was $73,694 for the first six months of 2008 compared to $188,149 for the comparable 2007 period. This result is partially attributed to the decreased net loss from $184,702 for the 2007 period compared to $167,150 for the 2008 period. Also during the first six months of 2008, we issued common stock for services valued at $50,000 and accounts payable increased $43,218.

Net cash used by operating activities for the year ended December 31, 2007 was $247,379 compared to $38,768 for the year ended December 31, 2006, due to the increase in operating expenses and net loss in 2007. In 2007, we realized $127,600 in financing activities from the sale of stock compared to $241,524 in 2006 from shareholder loans.

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Results of Operations

Revenues for the second quarter of 2008 were $247 compared to $ 0 for the second quarter of 2007. Total operating expenses for the second quarter of 2008 were $128,320, a 3% decrease from $132,738 for the second quarter of 2007. The decrease is primarily attributed to the 48% decrease in general and administrative expenses from $91,683 in 2007 to $47,265 in 2008, due to the Company completing its website and not incurring associated developmental costs. The decrease was partially offset by an increase in research and development expenses from $ 0 in second quarter of 2007 to $31,000 in the 2008 period and an increase in consulting fees from $36,000 during the second quarter of 2007, paid for Internet marketing and business development, to $50,000 for the second quarter of 2008. Our net loss for the second quarter of 2008 was $128,073 compared to $132,738 for the second quarter of 2007.

For the first six months of 2008, operating expenses were $167,397, a 9% decrease from $184,702 for the comparable 2007 period. The decrease was primarily due to the 27% decrease in general and administrative expenses from $110,592 for the first half of 2007 to $81,187 for the first half of 2008, attributed to elimination of website and business development expenses. Also, during the first half of 2007, we paid $62,000 in consulting fees compared to $50,000 for the first half of 2008. Our net loss for the first half of 2008 was $167,150 compared to $184,702 for the comparable 2007 period.

For the years ended December 31, 2007 and 2006, we did not have any revenues. Operating expenses for 2007 were $238,813, a 370% increase from $50,851 in 2006. The 2007 increase was primarily due to the 220% increase in general and administrative expenses from $37,788 in 2006 to $121,022 in 2007, attributed to completing the website, leasing an office, salaries and various expenses associated with operations. Research and development expenses increase 162% from $9,655 in 2006 to $25,295 in 2007, which reflects increased activity in 2007 related to the development of our website and related services. Also, in 2007 we paid $79,500 in consulting fees compared to $ 0 for 2006. Our net loss for 2007 was $238,813 compared to $52,007 in 2006

Net Operating Loss

The Company has accumulated approximately $381,048 of net operating loss carryforward as of December 31, 2007. This loss carryforward may be offset against future taxable income through the year 2027. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. In the event of certain changes in control, there will be an annual limitation on the amount of net operating loss carryforwards that can be used. No tax benefit has been reported in the financial statements for the year ended December 31, 2007 or six-month period ended June 30, 2008 because it has been fully offset by a valuation allowance.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. The Company is currently assessing the potential impact that adoption of SFAS No. 157 would have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 gives the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective beginning January 1, 2008, although early adoption is permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 159 will have on the financial statements.

The FASB has revised SFAS No. 141, which establishes uniform treatment for all acquisitions and defines the acquiring company. The statement further requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair market values as of that date. It requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired, at the full amounts of their fair values. This changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes over time. This statement also makes corresponding significant amendments to other standards that related to business combinations, namely, SFAS 109, 142 and various EITF’s. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company believes the implementation of this standard will have no effect on our financial statements.

Forward Looking and Cautionary Statements

     This registration statement includes certain "forward-looking statements" relating to such matters as anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products and services, anticipated market performance and similar matters. The words "may," "will," expect," anticipate," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements regarding events, conditions, and financial trends that may affect future plans of operations, business strategy, operating results, and financial position.

     We caution readers that a variety of factors could cause actual results to differ materially from anticipated results or other matters expressed in forward-looking statements. These risks and uncertainties, many of which are beyond our control, include:

     •     the sufficiency of existing capital resources and the ability to raise additional capital to fund cash requirements for future operations;

     •     the ability to successfully operate our website and generate a sufficient number of consumers and pharmacies to purchase their medications from RxBIDS.com and the ability to broaden our pharmaceutical network;

     •     volatility of the stock market, particularly within the online medical prescription sector; and

     •     general economic conditions.

     Although management believes the expectations reflected in these forward-looking statements are reasonable, such expectations cannot guarantee future results, levels of activity, performance or achievements.

Item 3.	Properties

     Except for the office space described in Item 1 above, we do not presently own or maintain any other property.

Item 4.	Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information, based upon stockholder records and representations of management, as of October 10, 2008, with respect to each person known to own beneficially more than 5% of the outstanding common stock, each director and all directors and officers as a group.

Name and Address	Amount and Nature	Percent
Of Beneficial Owner	Of Beneficial Ownership	of Class

Directors and Officers

Mack Bradley
9050 West Warm Springs Rd. #12-2129
Las Vegas, Nevada 89148	2,000,000	37.02%

Trescha R. Peeples
29713 N. 126th Avenue
Peoria, Arizona 85383	160,000	3.03%

Leisa C. Stilwell
4955 South Durango # 223
Las Vegas, Nevada 89113	420,000	7.96%

5% Stockholders

GOTRY LLC (2)
3811 West Charleston # 201
Las Vegas, Nevada 89102	280,000	5.31%

Stephen L. Kreizenbeck
18 Carrera Court
Rancho Mirage, California 92270	500,000	9.48%

All directors and officers
a group (3 persons)	2,580,000	48.92%

Note:     Unless otherwise indicated, the Company has been advised that each person above      has sole voting power over the shares indicated above.

  (1)     Based upon 5,274,400 shares of common stock outstanding on October 10, 2008.

  (2)     GOTRY LLC is a limited liability company of which Dave Trylovich, DDS and Gary Goaslind, DDS are the principal owners.

Item 5.	Directors and Executive Officers

     The executive officers and directors of the Company are as follows:

Name	Age	Position
Mack Bradley	40	President, CEO and Director
Trescha R. Peeples	43	Vice President and Director
Leisa C. Stilwell	55	Secretary / Treasurer and Director

___________________________

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Company has not compensated directors for service on the Board of Directors or any committee thereof, but directors are entitled to be reimbursed for expenses incurred for attendance at meetings of the Board and any committee of the Board. However, directors may defer their expenses and/or take payment in shares of RxBids common stock. As of the date hereof, no director has accrued any expenses or compensation. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board. The Company does not have any standing committees.

     No director, officer or affiliate has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

     Directors currently devote only such time to Company affairs as needed. The time devoted could amount to as little as 20% of the time they devote to their own business affairs, or if business conditions ultimately warrant, they could possibly elect to devote their full time to Company business. Presently, there are no other persons whose activities are material to our operations.

     There are no arrangements, agreements or understandings between management and non management stockholders under which non management stockholders may directly or indirectly participate in or influence management of Company affairs. Present management openly accepts and appreciates any input or suggestions from stockholders. However, the Board of Directors is elected by the stockholders and the stockholders have the ultimate say in who represents them on the Board. There are no agreements or understandings for any officer or director to resign at the request of another person and none of the current offers or directors are acting on behalf of, or will act at the direction of any other person.

     The business experience of each of the persons listed above during the past five years is as follows:

     Mack Bradley. Mr. Bradley, age 40, is the founder, President, CEO and a director of RxBids. He has more than 15 years experience in the medical and dental field and is currently employed at Nobel Biocare USA, in Yorba Linda, California, where he has been a Territory Sales Representative since 2000. From 1998 to 2000, Mr. Bradley was a Territory Sales Representative for Straumann, Waltham, Massachussetts, where he was a surgical plate and screw sales representative. From 1996 through 1998, Mr. Bradley was a Surgical Manager/Scrub Tech at the Mirage Center, Peter Scheer, D.D.S., M.S., Rancho, California where he managed all activities regarding surgeries. He also was employed as a Surgical Manager/Scrub Tech from 1993 to 1996 with Monroe Sternlieb, D.D.S., Harry Glassmann, M.D., Rancho Mirage, California, where he managed all activities regarding dental and plastic surgeries. From 1992 to 1993, Mr. Bradley worked as a Surgical Scrub Tech for Monroe Sternlieb, D.D.S, Harry Glassmann, M.D., and Beverly Hills, California, working with doctors performing plastic surgery. From 1990 to 1992, Mr. Bradley was a combat medic in Desert Storm with the United States Navy as a Medical/Dental Field Technician.

     Trescha R. Peeples. Ms. Peeples, age 43 is the Vice President, Director and Sales & Marketing Representative for RxBids. From September 2003 to the present, Ms. Peeples has been employed by B. Braun Medical as an Infusion Therapy Specialist in both Arizona and Nevada. She is responsible for developing relationships and negotiating contracts with key personnel within contracted and non contracted hospitals. Ms. Peeples markets the complete line of Infusion Therapy, Infusion Systems and Pain Control. From June 2001 through September 2002, Ms. Peeples was employed by U.S. Surgical in Arizona and Las Vegas as a Wound Closure Specialist training surgeons, nurses and other operating room personnel through in-servicing and technical assistance during surgery, on the safe and effective use of USS products. Ms. Peeples was employed as a sales representative by Nobel Biocare USA, Inc. from August 1998 to June 2001 covering the territories of Arizona, Las Vegas and Hawaii. From September 1995 until August 1998, she was employed as a Payroll Sales Representative at Paychex, Inc. in Phoenix, Arizona, where she sold new payroll clients and additional payroll services for existing clients. From October 1990 until September 1995, Ms. Peeples was with PacifiCare of Arizona in Phoenix, Arizona as a Medicare HMO Sales Representative. She consulted senior citizens on the benefits of the Secure Horizons Medicare HMO. Ms. Peeples networked with PacifiCare contracted physicians to extract referrals. Ms. Peeples graduated from Arizona State University in Tempe, Arizona with a Bachelor of Science Degree in Marketing.

     Leisa Stilwell. Mrs. Stilwell, age 55, is the Secretary/Treasurer & Director of RxBids. Since 1992 she has been a Real Estate Broker/Owner for Stilwell & Associates in Las Vegas, Nevada. Mrs. Stilwell is the wife of the Company’s consultant and former officer and director, Stanley K. Stilwell. Since 1995 Mrs. Stilwell has assisted Mr. Stilwell in his consulting business. She has coordinated efforts of attorneys, accountants and other professionals and supervised daily operations of various aspects of Mr. Stilwell’s business. Mrs. Stilwell is a licensed Real Estate Broker and has acted in various capacities within the real estate industry. From October 1991 through October 1992, Mrs. Stilwell established and operated Las Vegas No Ka Oi Realty. Mrs. Stilwell managed and supervised agents in all real estate transactions and established policy and procedure for property management. Prior to opening Las Vegas No Ka Oi Realty, Mrs. Stilwell was employed from December 1998 to December 1990 as a New Home Specialist in Sales for Developers Marketing Group in Desert Shores Las Vegas, Nevada. She supervised sales and coordinated the post sales activities including construction, decorating selection, contracts, loan tracking and escrow & closing. Prior to 1989, Mrs. Stilwell was a Sales Manager for Moneyworld Realty in the capacity of Sales Manager in which the duties were to oversee, educate and train new agents as well as conducting Sales Meetings. Mrs. Stilwell’s professional licenses include: Real Estate Agent in Utah from March 1981 to July 1984; Real Estate Broker in Utah from July 1984 to March 2001; Real Estate Agent in Nevada from April 1988; and a Real Estate Broker in Nevada from 1988 to the present. Mrs. Stilwell also holds an Insurance License for Health & Life since 1994; Series 63 Securities License; Certified Real Estate Brokerage Manager (CRB) since January 1986 and is a, member of the Greater Las Vegas Association of Realtors®.

Key Employee

     The Company has employed Kelvin Bradley, brother of Mack Bradley, the Company’s President and Director. Kelvin Bradley has received a salary in the amount of $5,000.00 per month since becoming our operational manager in March of 2007.

Item 6.	Executive Compensation

     We do not have, nor have we had a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors. We have not paid any salaries or other compensation to any officers, directors or employees for the years ended December 31, 2007 and 2006 or the six-month period ended June 30, 2008. Further, we have not entered into an employment agreement with any officer, director or any other person and no such agreement is anticipated in the immediate future. It is intended that directors will defer any compensation until such time as business warrants and adequate funds are available. As of the date hereof, no person has accrued any compensation.

Item 7.	Certain Relationships and Related Transactions and Director Independence

        Except as set forth below, there have been no material transactions during the past two fiscal years between RxBids and any officer, director, nominee for election as director, or any stockholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate families.

On December 27, 2006, we issued 2,000,000 shares of common stock to our founder and director, Mack Bradley, for cash consideration of $140,000, or $0.07 per share. On the same date, we issued 480,000 shares to two other directors, Leisa C. Stilwell and Trescha R. Peeples, for cash of $24,000, or $0.05 per share.

On June 30, 2008, we issued a total of 200,000 shares of common stock, 100,000 shares each to Leisa C. Stilwell, the Secretary/Treasurer and a director of the Company, and to Stanley K. Stilwell, a consultant to the Company and the husband of Leisa Stilwell. The shares were issued in exchange for services to the Company valued at $2,000, or $0.01 per share. Mrs. Stilwell’s services involved various operational functions including administrative duties and marketing. She continues to serve as a director and officer. Mr. Stilwell, a former director and officer, consulted with and assisted RxBids though its early development stages providing advice in the areas of capital structure, financing and retaining professional services. Mr. Stilwell assisted in the preparation of offering documents in connection with the Company’s stock offering in 2007 and acted as sales agent for the offering. He has also assisted in the preparation of certain books and records of the Company. Mr. Stilwell continues to act as an outside consultant to the Company.

The above issuances of shares were made pursuant to the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of that Act.

Corporate Governance

     As of the date of this registration statement, none of our directors is independent. In making that determination we used the definitions of independence used by The Nasdaq Stock Market, even though such definitions do not currently apply to us because we are not listed on Nasdaq. Because we are still in the developing stages, we have not yet had the opportunity to nominate independent directors. Additionally, the current Board of Directors has not formally established a Nominating, Compensation or Audit Committee or any committee performing similar functions. However, once we move forward with developing our business strategy, we will begin the process of establishing these committees in compliance with the applicable committee independence requirements.

Item 8.	Legal Proceedings

     There are presently no material pending legal proceedings to which RxBids is a party or to which any of its property is subject and, to the best of its knowledge, no such actions against RxBids are contemplated or threatened.

Item 9.	Market Price of and Dividends on the Registrant's Common Equity Related Stockholder Matters

         There is no public trading market for RxBids common stock. Management anticipates that within the next 12 months, we will make an application to have our common stock quoted on the OTC Bulletin Board. The application will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Exchange Act.

     Inclusion on the OTCBB would permit price quotations for our shares to be published by that service. Although we intend to submit an application to the OTCBB, management does not anticipate our shares to immediately be traded in the public market. Also, secondary trading of our common stock may be subject to certain state imposed restrictions. Except for the application to the OTCBB, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for trading on the OTCBB or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following acceptance by the OTCBB, or at any other time in the future or, that if such a market does develop, that it can be sustained.

     The ability of individual stockholders to trade their RxBids shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, there are no plans to register our securities in any particular state.

     It is most unlikely that our securities will be listed on any national or regional exchange or on The Nasdaq Stock Market in the near future. Therefore, our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

     The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is:

•     registered and traded on a national securities exchange meeting specified criteria set by    the SEC;

•     authorized for quotation on The NASDAQ Stock Market;

•     issued by a registered investment company;

•     excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or

•     exempted from the definition by the SEC.

     Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), are subject to additional sales practice requirements. Broker-dealers must also make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.

     Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares. These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade. Classification of the shares as penny stocks increases the risk of an investment in RxBids shares.

     As of July 23, 2008, there were 53 holders of record of our common stock. A total of 414,400 shares was issued in 2007 pursuant to an exemption from registration with the SEC provided by Regulation D, Rule 504 of the Securities Act of 1933. The balance of our outstanding shares has been issued in isolated private transactions pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

     Rule 504(b)(1)(i) Regulation D provides that securities issued pursuant to Rule 504 are not considered restricted securities and may be resold without registration if the offering is made “[e]xclusively in one or more states that provide for the registration of the securities, and require the public filing and delivery to investors of a substantive disclosure document before sale, and are made in accordance with those state provisions.”

     The 2007 offering of RxBids common stock was registered with and made exclusively in the State of Nevada, which requires the delivery of a substantive disclosure document in connection with such offering. Because the offering was made solely in Nevada and we provided prospective investors with a disclosure statement, which was also filed with the State of Nevada as part of our registration statement, the 414,400 shares issued in the offering are not restricted securities. Accordingly, these shares may be resold without further registration, unless held by an affiliate or control person.

     The balance of 4,860,000 shares currently outstanding, were issued pursuant to an exemption under the Securities Act and are considered restricted securities. A resale of these shares may be made only pursuant to an effective registration statement under the Securities Act or an appropriate exemption therefrom.

Rule 144

     Rule 144 is the common means for a stockholder to resell restricted securities and for an affiliate to sell securities, either restricted or non restricted (control) shares. Rule 144 was amended by the SEC, effective February 15, 2008.

     Under the amended Rule 144, an affiliate of a company filing reports under the Exchange Act who has held their shares for more than six months, may sell in any three-month period an amount of shares that does not exceed the greater of:

•      the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale, or

     •     1% of the shares then outstanding.

Sales by affiliates under Rule 144 are also subject to certain requirements as to the manner of sale, filing appropriate notice and the availability of current public information about the issuer.

     A non affiliate stockholder of a reporting company, who has held restricted shares for more than six months, may make unlimited resales under Rule 144, provided only that the issuer has available current public information about itself. After a one-year holding period, a non affiliate may make unlimited sales with no other requirements or limitations.

     If a company is not a reporting company under the Exchange Act, restricted shares cannot be sold in reliance on Rule 144, by either an affiliate or a non affiliate, until the stockholder has satisfied a one year holding period. After the one year holding period, an affiliate may sell restricted shares pursuant to the same Rule 144 provisions as an affiliate of a reporting company having satisfied a six month holding period. A non affiliate on a non reporting company, who has held their restricted shares for more than one year, may make unlimited resales under Rule 144 with no other requirements or limitations.

     Following the effectiveness of this registration statement and if a market for our shares develops, current holders of restricted shares, or affiliates holding shares that are not deemed restricted, may each sell approximately 52,744 shares during any three-month period, provided they comply with all relevant provisions of Rule 144. We cannot predict the effect any future sales under Rule 144 may have on the market price of our common stock, if a market for our shares develops, but such sales may have a substantial depressing effect on such market price.

Dividend Policy

     The Company has not declared or paid cash dividends or made distributions in the past on its common stock, and does not anticipate paying cash dividends or making distributions in the foreseeable future. The Company currently intends to retain and invest any future earnings to finance operations.

Transfer Agent

     The Company has designated as its transfer agent Pacific Stock Transfer, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

Item 10.	Recent Sales of Unregistered Securities

     On December 27, 2006, we issued 2,000,000 shares of common stock to our founder and director, Mack Bradley, for cash consideration of $140,000, or $0.07 per share. On the same date, we issued 480,000 to two other directors, Leisa C. Stilwell and Trescha R. Peeples, for cash of $24,000, or $0.05 per share. On December 28, 2006, we issued an aggregate of 2,000,000 shares of our common stock to a total of 12 persons for cash consideration of $200,000, or $0.10 per share. These shares were issued in a private, non public transaction to persons known by our principals and who were knowledgeable with RxBids’ business plan. These shares were pursuant to the exemption from registration under the Securities Act of 1933 provided by Section 4(2) of that Act.

     On June 30, 2008, we issued a total of 200,000 shares of common stock, 100,000 shares each to Leisa C. Stilwell and to Stanley K. Stilwell, in exchange for services to the company valued at $2,000, or $0.01 per share. Also, on June 30, 2008, we issued 180,000 shares of common stock to two accredited investors for cash consideration of $45,000, or $0.25 per share.

     From June 8 to December 28, 2008, we sold an aggregate of 414,400 shares of common stock to a total of 36 persons for gross proceeds of $103,600, or $0.25 per share. The offering was registered in the State of Nevada and was made pursuant to the exemption from registration under the Securities Act provided by Regulation D, Rule 504 of that Act. Stanley K. Stilwell, a former officer and director, acted as selling agent for the offering, but received no commission or other compensation.

Item 11.	Description of Registrant's Securities to be Registered

Common Stock

     RxBids is authorized to issue 20 million shares of common stock, par value $0.01 per share, of which 5,274,400 shares are issued and outstanding as of the date hereof. All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to:

     (i)     one non cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;

     (ii)     to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefor; and

(iii) to participate pro rata in any distribution of assets available for distribution upon liquidation of the Company.

     Stockholders have no preemptive rights to acquire additional shares of common stock or any other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. All outstanding shares of common stock are fully paid and non assessable.

Item 12.	Indemnification of Directors and Officers

     As permitted by the provisions of the Nevada Revised Statutes (the "NRS"), we have the power to indemnify any person made a party to an action, suit or proceeding because the person was a director, officer, employee or agent of RxBids. Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation, which is not the case with our articles of incorporation.

     Excepted from that immunity are:

(1)     a willful failure to deal fairly with Calypso or our stockholders in connection with a matter in which the director has a material conflict of interest;

(2)     a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

(3)     a transaction from which the director derived an improper personal profit; and

(4)     willful misconduct.

     Our by-laws provide that we will indemnify all officers and directors, past, present and future, against any and all expenses incurred, including, but not limited to, legal fees, judgments and penalties that may be incurred in any legal action brought against them for any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors.

     We may pay the expenses of an officer or director incurred in defending a civil or criminal action, suit or proceeding, as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

     The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another entity. Coverage may include any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the Company has the authority to indemnify them against such liability and expenses. Presently, the Company does not carry such insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

Item 13.	Financial Statements and Supplementary Data

     Our consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 have been examined to the extent indicated in their reports by Moore & Associates, Chartered, independent certified public accountants. The financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to Regulation S-X as promulgated by the SEC, and are included herein in response to Item 13 of this Form 10. The unaudited financial statements for the six-month period ended June 30, 2008 have been prepared by the Company.

Item 14.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

     This Item is not applicable

Item 15. Financial Statements and Exhibits

(a)	Index to Financial Statements

Interim Financial Statements for Six-Month Period Ended June 30, 2008 (Unaudited)

Annual Financial Statements for the Years Ended December 31, 2007 and 2006

(b)	The following exhibits are filed with this registration statement:

Exhibit No.      Exhibit Name

                 3.1*     Articles of Incorporation and Amendments

    3.2*     By-Laws of Registrant

    4.1*     Specimen Stock Certificate

________________

*filed previously as exhibit to Form 10, filed August 15, 2008.

RXBIDS
(A Development Stage Company)
Balance Sheets

ASSETS

	June 30,	December 31,
	2008	2007
	(unaudited)

CURRENT ASSETS

Cash and cash equivalents	$54,283	$82,977
Accounts receivable	5	133

Total Current Assets	54,288	83,110

EQUIPMENT, NET	198	308

TOTAL ASSETS	$54,486	$83,418

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$47,452	$4,234

Total Current Liabilities	47,452	4,234

STOCKHOLDERS' EQUITY

Common stock; 20,000,000 shares
authorized at $0.01 par value, 5,274,400 and 4,894,400
shares issued and outstanding,respectively	52,744	48,944
Additional paid-in capital	502,488	411,288
Accumulated deficit	(548,198)	(381,048)

Total Stockholders' Equity	7,034	79,184

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$54,486	$83,418

The accompanying notes are an integral part of these financial statements.
F-1

RXBIDS
(A Development Stage Company)
Statements of Operations
(unaudited)

	For the Three	For the Three	For the Six	For the Six	From Inception
	Months Ended	Months Ended	Months Ended	Months Ended	Through
	June 30,	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007	2008

REVENUES	$247	$-	$247	$-	$17,696
COST OF SALES	-	-	-	-	-
GROSS MARGIN	247	-	247	-	17,696

OPERATING EXPENSES

Depreciation expense	55	55	110	110	902
Sales and marketing	-	5,000	5,100	5,000	20,932
Research and development	31,000	-	31,000	7,000	135,746
Consulting fees	50,000	36,000	50,000	62,000	129,500
General and administrative	47,265	91,683	81,187	110,592	277,658

Total Operating Expenses	128,320	132,738	167,397	184,702	564,738

INCOME FROM OPERATIONS	(128,073)	(132,738)	(167,150)	(184,702)	(547,042)

OTHER INCOME (EXPENSE)

Interest expense	-	-	-	-	(1,156)

Total Other Income
(Expense)	-	-	-	-	(1,156)

LOSS BEFORE INCOME TAXES	(128,073)	(132,738)	(167,150)	(184,702)	(548,198)

INCOME TAX EXPENSE	-	-	-	-	-

NET LOSS	$(128,073)	$(132,738)	$(167,150)	$(184,702)	$(548,198)

BASIC LOSS PER SHARE	$(0.03)	$(0.03)	$(0.03)	$(0.04)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	4,984,400	4,480,000	4,954,400	4,480,000

The accompanying notes are an integral part of these financial statements
F-2

RXBIDS
(A Development Stage Company)
Statements of Stockholders' Equity
(unaudited)
					Deficit
					Accumulated
			Additional	Stock	During the	Total
	Common Stock		Paid-In	Subscriptions	Development	Stockholders'
	Shares	Amount	Capital	Receivable	Stage	Deficit
Balance, June 8, 2004	-	$-	$-	$-	$-	$-

Net loss from inception
through December 31, 2004	-	-	-	-	(61,907)	(61,907)

Balance, December 31, 2004	-	-	-	-	(61,907)	(61,907)

Net loss for the year
ended December 31, 2005	-	-	-	-	(28,321)	(28,321)

Balance, December 31, 2005	-	-	-	-	(90,228)	(90,228)

Issuance of common stock
for cash and debt at $0.07
per share	4,480,000	44,800	311,832	(24,000)	-	332,632

Net loss for the year
ended December 31, 2006	-	-	-	-	(52,007)	(52,007)

Balance, December 31, 2006	4,480,000	4,800	311,832	(24,000)	(142,235)	190,397

Cash received for stock
subscriptions receivable	-	-	-	24,000	-	24,000

Issuance of common stock for
cash at $0.25 per share	414,400	4,144	99,456	-	-	103,600

Net loss for the year
ended December 31, 2007	-	-	-	-	(238,813)	238,813)

Balance, December 31, 2007	4,894,400	48,944	411,288	-	(381,048)	79,184

Issuance of common stock for
cash at $0.25 per share	180,000	1,800	43,200	-	-	45,000

Issuance of common stock for
services at $0.25 per share	200,000	2,000	48,000	-	-	50,000

Net loss for the six months
ended June 30, 2008	-	-	-	-	(167,150)	(167,150)

Balance, June 30, 2008	5,274,400	$52,744	$502,488	$-	$(548,198)	$7,034

The accompanying notes are an integral part of these financial statements.
F-3

RXBIDS
(A Development Stage Company)
Statements of Cash Flows
(unaudited)

	For the Six	For the Six	From Inception
	Months Ended	Months Ended	Through
	June 30,	June 30,	June 30,
	2008	2007	2008

OPERATING ACTIVITIES

Net loss	$(167,150)	$(184,702)	$(548,198)
Adjustments to reconcile net loss to net cash
used by operating activities:
Common stock issued for services	50,000	-	50,000
Depreciation and amortization	110	110	902
Changes in operating assets and liabilities:
Change in accounts receivable	128	-	(5)
Change in accounts payable	43,218	(3,557)	47,452

Net Cash Used by
Operating Activities	(73,694)	(188,149)	(449,849)

INVESTING ACTIVITIES

Purchase of property and equipment	-	-	(1,100)

Net Cash Used by
Investing Activities	-	-	(1,100)

FINANCING ACTIVITIES

Proceeds from shareholder loans	-	-	332,632
Proceeds from common stock issued	45,000	127,600	172,600

Net Cash Used by
Financing Activities	45,000	127,600	505,232

NET DECREASE IN CASH	(28,694)	(60,549)	54,283

CASH AT BEGINNING OF PERIOD	82,977	202,756	-

CASH AT END OF PERIOD	$54,283	$142,207	$54,283

SUPPLIMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-
Income Taxes	$-	$-	$-

NON-CASH FINANCING ACTIVITIES:
Common stock issued for services	$50,000	$-	$50,000
Common stock issued for debt	$-	$-	$332,632

The accompanying notes are an integral part of these financial statements.
F-4

RXBIDS

Notes to the Condensed Financial Statements

June 30, 2008 and December 31, 2007

NOTE 1 -	CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at June 30, 2008, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2007 audited financial statements. The results of operations for the periods ended June 30, 2008 and 2007 are not necessarily indicative of the operating results for the full years.

NOTE 2	GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

          PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

RXBids

(A Development Stage Company)

We have audited the accompanying balance sheets of RXBids (A Development Stage Company) as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007, 2006, 2005 and since inception on June 18, 2004 through December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RXBids (A Development Stage Company) as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007, 2006, 2005 and since inception on June 18, 2004 through December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has sustained significant operating losses in recent years, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates Chartered

Moore & Associates Chartered
Las Vegas, Nevada

March 20, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

RXBIDS
(A Development Stage Company)
Balance Sheets

ASSETS

	December 31,	December 31,
	2007	2006
CURRENT ASSETS

Cash and cash equivalents	$82,977	$202,756
Accounts receivable	133	-

Total Current Assets	83,110	202,756

EQUIPMENT, NET	308	528

TOTAL ASSETS	$83,418	$203,284

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$4,234	$12,887

Total Current Liabilities	4,234	12,887

STOCKHOLDERS' EQUITY

Common stock; 20,000,000 shares
authorized at $0.01 par value, 4,894,400 and 4,480,000
shares issued and outstanding,respectively	48,944	44,800
Additional paid-in capital	411,288	311,832
Stock subscriptions receivable	-	(24,000)
Accumulated deficit	(381,048)	(142,235)

Total Stockholders' Equity	79,184	190,397

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$83,418	$203,284

The accompanying notes are an integral part of these financial statements.
F-7

RXBIDS
(A Development Stage Company)
Statements of Operations

	For the	For the	For the	From Inception
	Year Ended	Year Ended	Year Ended	Through
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2007

REVENUES	$-	$-	$-	$-
COST OF SALES	-	-	-	-
GROSS MARGIN	-	-	-	-

OPERATING EXPENSES

Depreciation expense	220	352	220	792
Sales and marketing	12,776	3,056	-	15,832
Research and development	25,295	9,655	7,989	104,746
Consulting fees	79,500	-	-	79,500
General and administrative	121,022	37,788	15,690	179,022

Total Operating Expenses	238,813	50,851	23,899	379,892

INCOME FROM OPERATIONS	(238,813)	(50,851)	(23,899)	(379,892)

OTHER INCOME (EXPENSE)

Interest expense	-	(1,156)	-	(1,156)

Total Other Income (Expense)	-	(1,156)	-	(1,156)

LOSS BEFORE INCOME TAXES	(238,813)	(52,007)	(23,899)	(381,048)

INCOME TAX EXPENSE	-	-	-	-

NET LOSS	$(238,813)	$(52,007)	$(23,899)	$(381,048)

BASIC LOSS PER SHARE	$(0.05)	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	4,687,200	4,480,000	4,480,000

The accompanying notes are an integral part of these financial statements
F-8

RXBIDS
(A Development Stage Company)
Statements of Stockholders' Equity

					Deficit
					Accumulated
			Additional	Stock	During the	Total
	Common Stock		Paid-In	Subscriptions	Development	Stockholders'
	Shares	Amount	Capital	Receivable	Stage	Deficit

Balance, June 8, 2004	-	$-	$-	$-	$-	$-

Net loss from inception
through December 31, 2004	-	-	-	-	(61,907)	(61,907)

Balance, December 31, 2004	-	-	-	-	(61,907)	(61,907)

Net loss for the year
ended December 31, 2005	-	-	-	-	(28,321)	(28,321)

Balance, December 31, 2005	-	-	-	-	(90,228)	(90,228)

Issuance of common stock for cash and debt at $0.07 per share	4,480,000	44,800	311,832	(24,000)	-	332,632

Net loss for the year
ended December 31, 2006	-	-	-	-	(52,007)	(52,007)

Balance, December 31, 2006	4,480,000	44,800	311,832	(24,000)	(142,235)	190,397

Cash received for stock
subscriptions receivable	-	-	-	24,000	-	24,000

Issuance of common stock
for cash at $0.25 per share
per share	414,400	4,144	99,456	-	-	103,600

Net loss for the year
ended December 31, 2007	-	-	-	-	(238,813)	(238,813)

Balance, December 31, 2007	4,894,400	$48,944	$411,288	$-	$(381,048)	$79,184

The accompanying notes are an integral part of these financial statements.

                                                           F-9

RXBIDS
(A Development Stage Company)
Statements of Cash Flows

	For the	For the	For the	From Inception
	Year Ended	Year Ended	Year Ended	Through
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2007

OPERATING ACTIVITIES

Net loss	$(238,813)	$(52,007)	$(23,899)	$(381,048)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	220	352	220	792
Changes in operating assets and liabilities:
Change in accounts receivable	(133)	-	-	(133)
Change in accounts payable	(8,653)	12,887	-	4,234

Net Cash Used by
Operating Activities	(247,379)	(38,768)	(23,679)	(376,155)

INVESTING ACTIVITIES

Purchase of property and equipment	-	-	(1,100)	(1,100)

Net Cash Used by
Investing Activities	-	-	(1,100)	(1,100)

FINANCING ACTIVITIES

Proceeds from shareholder loans	-	241,524	24,779	332,632
Proceeds from common stock issued	127,600	-	-	127,600

Net Cash Used by
Financing Activities	127,600	241,524	24,779	460,232

NET DECREASE IN CASH	(119,779)	202,756	-	82,977

CASH AT BEGINNING OF PERIOD	202,756	-	-	-

CASH AT END OF PERIOD	$82,977	$202,756	$-	$82,977

SUPPLIMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-	$-	$-
Income Taxes	$-	$-	$-	$-

NON-CASH FINANCING ACTIVITIES:

Common stock issued for debt	$-	$332,632	$-	$332,632

The accompanying notes are an integral part of these financial statements.
F-10

RXBIDS

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE A - CONTINUITY OF OPERATIONS

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. Due to the research and development nature of the Company, it has sustained significant operating losses in recent years. As a result of these losses, the Company is dependent upon continued debt and equity financing to fund its future operations. The Company also anticipates product sales through its internet prescription service.

The Company has not recognized significant revenues through December 31, 2007 and is accordingly classified as a development stage company per SFAS 7.

Management’s plans to continue as a going concern are to raise capital in a private placement of the Company’s common stock. Management intends to use these funds to market its internet prescription service and increase its revenues to the point that revenues cover operating expenses.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY - The Company was incorporated under the laws of the State of Nevada on June 18, 2004 as RxBids. The Company does business as RxBids.com and provides medical prescription services over through the internet. The Company has developed a web site and order fulfilling technology to provide this service. To date the Company has recorded no sales and is classified as a development stage company.

CASH AND CASH EQUIVALENTS - For the purposes of the statement of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE - Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within thirty days from the invoice date and are stated at the amount billed. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. Management periodically reviews accounts receivable balances for uncollectible amounts. An allowance for uncollectible amounts of $-0- and $-0- was recorded at December 31, 2007 and 2006, respectively.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (usually 5 to 7 years).Depreciation expense for the years ended December 31, 2007 and 2006, totaled $220 and $352, respectively. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Management assesses the carrying values of long-lived assets for impairment when circumstances warrant such a review. In performing this assessment, management considers current market analysis and appraisal of the property and equipment, along with estimates of future cash flows and projected operating information. The Company recognizes impairment losses when undiscounted cash flows estimated to be generated from long-lived assets are less than the amount of undepreciated assets. Based on its evaluation, the Company has determined that no impairment charge to the property and equipment was necessary for the years ended December 31, 2007 and 2006.

RXBIDS

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

INTANGIBLE ASSETS - The Company expenses its organization costs during the period incurred.

ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

INCOME TAXES - The Company has adopted FASB 109 to account for income taxes. The Company currently has no issues that create timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years. Due to the uncertainty as to the utilization of net operating loss carry forwards an evaluation allowance has been made to the extent of any tax benefit that net operating losses may generate. No provision for income taxes has been recorded due to the net operating loss carryforward of $381,048 as of December 31, 2007 that may be offset against further taxable income. No tax benefit has been reported in the financial statements.

Deferred tax assets and the valuation account as of December 31, 2007 and 2006 are as follows:

	2007	2008

Deferred tax asset:
Net operating loss carryforward	$148,608	$55,471
Valuation allowance	(148,608)	(55,471)

	$-	$-

The components of income tax expense are as follows:

	2007	2006

Current Federal Tax	$-	$-
Current State Tax	-	-
Change in NOL benefits	(93,137)	(20,282)
Change in allowance	93,137	20,282

	$0.00	$0.00

CONCENTRATIONS OF RISK –The Company occasionally maintains amounts on deposit with a local financial institution which are in excess of the federally insured limit of $100,000. Statement of Financial Accounting Standards No. 105 identifies this as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions. Amounts in excess of federally insured limits totaled approximately $-0- at December 31, 2007.

ADVERTISING - Advertising costs are expensed as incurred. Advertising expenses totaled $12,776 and $3,056 for the years ended December 31, 2007 and 2006, respectively.

RESEARCH AND DEVELOPMENT COSTS – In accordance with SFAS No. 2, “Accounting for Research and Development Costs,” research and development costs are expensed as incurred. Research and development costs were $25,295 and $9,655 for the years ended December 31, 2007 and 2006, respectively.

RXBIDS

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

REVENUE RECOGNITION - The Company applies the provisions of SEC Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition in Financial Statements ("SAB 104"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue related to monthly contracted amounts for services provided when (i) persuasive evidence of an arrangement exists,(ii)delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectibility is reasonably assured.

STOCK OPTIONS - As permitted by FASB Statement No. 148 "Accounting for Stock Based Compensation", the Company elected to measure and record compensation cost relative to employee stock option costs in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations and make proforma disclosures of net income and earnings per share as if the fair value method of valuing stock options had been applied. Under APB Opinion 25, compensation cost is recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

BASIC LOSS PER SHARE OF COMMON STOCK -The basic loss per share of common stock is based on the weighted average number of shares issued and outstanding at the date of the financial statements. Fully diluted loss per share of common stock is not disclosed as the common stock equivalents are antidilutive in nature.

		For the Years Ended
		December 31,
	2007		2008

Numerator
Net Loss	($238,813)		($52,007)
Denominator - weighted average shares	4,687,200		4,480,000

Basic loss per share	($0.05)		($0.02)

At December 31, 2007 and 2006, the Company had no common stock equivalents.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for us beginning January 1, 2008. The Company is currently assessing the potential impact that adoption of SFAS No. 157 would have on the financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives the irrevocable option to carry many financial assets and liabilities at fair values, with changes in fair value recognized in earnings. SFAS No. 159 is effective beginning January 1, 2008, although early adoption is permitted. The Company is currently assessing the potential impact that adoption of SFAS No. 159 will have on the financial statements.

RXBIDS

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

RECENT ACCOUNTING PRONOUNCEMENTS - Continued

The FASB has revised SFAS No. 141. This revised statement establishes uniform treatment for all acquisitions. It defines the acquiring company. The statement further requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, measured at their fair market values as of that date. It requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquired, at the full amounts of their fair values. This changes the way that minority interest is recorded and modified as a parent’s interest in a subsidiary changes over time. This statement also makes corresponding significant amendments to other standards that related to business combinations, namely, 109, 142 and various EITF’s. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 12/15/08. The Company believes the implementation of this standard will have no effect on our financial statements.

Impairment of Long-Lived Assets -In accordance with Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company records impairment of long-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount.

Fair Value of Financial Instruments - The recorded amounts of financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued expenses, and long-term debt approximate their market values as of December 31, 2007 and 2006. The Company has no investments in derivative financial instruments.

NOTE C - RELATED PARTY TRANSACTIONS

From its inception the Company received $332,632 in loans from shareholders. On December 28, 2006, the Company issued 4,000,000 shares of its common stock in satisfaction of those loans.

In connection with the previous stock issuances the Company increased its authorized shares of common stock to 20,000,000 with a par value of $0.01. All references to shares outstanding have been restated retroactively.

NOTE D – CAPITAL STOCK

On December 27, 2006 the Company issued 480,000 shares of its common stock at $0.05 per share. On January 18, 2007, the Company collected the $24,000 of stock subscriptions receivable.

On December 27, 2007, the Company issued 414,400 shares of common stock for cash of $103,600. The Company’s common stock was issued at $0.25 per share.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly organized.

Rx Bids
(Registrant)

Date: October 15, 2008	by: /s/ Mack Bradley, President
Chief Executive Officer and Director